Exhibit 99.1 - News Release – Second fiscal quarter ended March 27, 2016.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports second quarter earnings

DAVENPORT, Iowa (May 5, 2016) — Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 50 markets, today reported preliminary(1) earnings of $19.5 million for its second fiscal quarter ended March 27, 2016, or 36 cents per diluted common share. Earnings totaled $2.0 million, or 3 cents per diluted common share, the same quarter a year ago. Excluding unusual matters, an adjusted loss per diluted common share(2) totaled 1 cent, the same as a year ago.

"In the second quarter, we continued on our transformational path, marked by digital revenue growth, cost reductions through improved efficiencies and substantial debt reduction," Kevin Mowbray, president and chief executive officer said. "Local news, information and advertising is in demand, and our massive audiences and the broad demographics of our products drive results for our advertisers."

"Digital advertising revenue grew 5.9% and represented 22.9% of total ad revenue in the quarter," he added. "Digital services revenue, which primarily is driven by TownNews.com, increased 11.5% to $3.4 million, with total digital advertising and digital services revenue of $23.7 million, an increase of 6.7% in the March Quarter.

"Cash costs(2) management has been excellent, and we continue to use substantially all of our free cash flow to pay down debt," he added. "In the second quarter of 2016, we reduced debt by more than $47 million, reducing the company's leverage, net of cash, to 4.0 times the last 12 months adjusted EBITDA(2)."

Other second quarter financial highlights include:

•	Mobile advertising revenue, which is included in digital advertising, increased 18.2% and national digital advertising increased 30.0%.

•	Overall revenue decreased 6.2% in second quarter.

•	Total cash costs, excluding workforce adjustment costs, decreased 5.4%.

•	Our share of EBITDA from MNI(3) and TNI(3) increased 22.6%.

•	Adjusted EBITDA totaled $31.1 million.

•	Cash provided by operating activities totaled $20.5 million in the second quarter, compared to $17.2 million a year ago.

"Shifts in print advertising demand continue to be a challenge," Mowbray said. "However, in the third and fourth quarters, we're cycling through the prior year's lower preprint volumes and the slowdown in our energy markets. We believe year-over-year declines will be smaller. Also, while subscription revenue was down in the March quarter, we're optimistic the trend will improve for the remainder of the fiscal year with retention, start pressure and pricing."

"We're committed to reducing our debt which we believe translates directly into equity value for our shareholders," said Chief Financial Officer and Treasurer Ron Mayo. "In the second quarter, debt was reduced by $47.5 million, including $3.1 million of the 2nd Lien Term Loan, $10.0 million of the Notes, and $34.4 million of the 1st Lien Term Loan. In the past twelve months, Lee has reduced total debt by $107.8 million.

"For the last twelve months, adjusted EBITDA totaled $159.0 million and unlevered free cash flow(2) totaled $144.3 million," Mayo added. "As of March 27, 2016, the principal amount of debt was $656.5 million."

Mayo also noted:

•
Interest expense was reduced $2.1 million in the second quarter and $3.8 million year to date as a result of debt reductions, which provides additional free cash flow that will be used for future debt reductions.

•	Lee continues a comprehensive real estate monetization review program.

•	Cash costs excluding workforce adjustments for the full year are expected to decline by 3.5% to 4.0%, reaffirming guidance issued in December.

SECOND QUARTER OPERATING RESULTS

Operating revenue for the 13 weeks ended March 27, 2016 totaled $146.8 million, a decrease of 6.2% compared with a year ago.

Advertising and marketing services revenue combined decreased 9.5% to $88.7 million, with retail advertising down 8.8%, classified down 14.0% and national up 0.5%. Digital advertising and marketing services revenue on a stand-alone basis increased 5.9% to $20.3 million.

Total digital revenue, including digital advertising and digital services, was $23.7 million for the quarter, up 6.7% compared with a year ago. Our mobile, tablet, desktop and app sites, including TNI and MNI, attracted 26.5 million unique visitors in the month of March 2016, with 233.8 million page views.

Subscription revenue decreased 3.0%, as price increases did not offset paid subscriber losses. Average subscription rates increased for the period.

Average daily newspaper circulation, including TNI and MNI and digital subscribers, totaled 1.0 million in the 13 weeks ended March 27, 2016. Sunday circulation totaled 1.3 million.

Operating expenses for the 13 weeks ended March 27, 2016 decreased 5.7%. Cash costs decreased 5.4%. Compensation decreased 3.9%, primarily as a result of reduced staffing levels offset in part by higher medical claims from our self-insured medical plan. Newsprint and ink expense decreased 21.0%, primarily the result of lower newsprint prices and a reduction in newsprint volume of 11.9%. Other operating expenses decreased 4.9%, primarily driven by lower delivery and other print-related costs offset in part with higher costs associated with growing digital revenue.

Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income totaled $18.7 million in the current year quarter, compared with $20.2 million a year ago.

In the 13 weeks ended March 27, 2016, non-operating income (expense) includes a $30.6 million gain from an insurance settlement received in January 2016 from our share of a subrogation recovery arising from the settlement of claims for damages suffered as a result of a 2009 loss at one of the Lee Legacy(3) production facilities. Additionally, interest expense decreased 11.5% in the current quarter, or $2.1 million, due to lower debt balances. We also recognized a $0.7 million gain on extinguishment of debt in the current quarter. Partially offsetting those expense reductions, non-operating expense of $0.1 million was recognized in the current year quarter compared to non-operating income of $2.1 million in the prior year quarter due to the change in fair value of stock warrants issued in connection with the refinancing in 2014, and $2.0 million of debt refinancing and administrative costs was expensed in the current year quarter compared to $1.5 million in the prior year quarter.

Income attributable to Lee Enterprises, Incorporated for the quarter totaled $19.2 million, compared with income of $1.8 million a year ago. Adjusted EBITDA for the quarter was $31.1 million, a 7.5% decline from the prior year.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

The following table summarizes the impact from unusual matters on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			13 Weeks Ended
	March 27 2016		March 29 2015
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	19,228	0.36	1,800	0.03
Adjustments:
Warrants fair value adjustment	62		(2,081)
Gain on insurance settlement	(30,646)		—
	(30,584)		(2,081)
Income tax effect of adjustments, net	10,726		—
	(19,858)	(0.37)	(2,081)	(0.04)
Loss attributable to Lee Enterprises, Incorporated, as adjusted	(630)	(0.01)	(281)	(0.01)
YEAR-TO-DATE OPERATING RESULTS(4)

Operating revenue for 26 weeks ended March 27, 2016 totaled $315.2 million, a decrease of 5.6% compared with the 26 weeks ended March 29, 2015.

Advertising and marketing services revenue combined decreased 9.1% to $194.4 million, retail advertising decreased 8.7%, classified decreased 13.3% and national decreased 3.0%. Digital advertising and marketing services revenue on a stand-alone basis increased 6.6% to $42.1 million. Mobile advertising revenue increased 15.2%. National digital advertising increased 25.7%. Digital advertising represents 21.6% of total advertising.

Total digital revenue was $48.8 million year to date, up 6.8% compared with a year ago.

Subscription revenue decreased 1.4%.

Operating expenses for the 26 weeks ended March 27, 2016 decreased 5.5%. Cash costs decreased 5.1% compared to the same period a year ago. Compensation decreased 4.6%, due to a decrease in the average number of full-time equivalent employees of 7.9%, partially offset by higher medical costs. Newsprint and ink expense decreased 22.8%, due to the combination of lower newsprint prices and a reduction in newsprint volume of 11.6%. Other operating expenses decreased 3.5%.

Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income was $55.2 million in 2016, compared with $57.7 million a year ago.

The change in non-operating income (expense) in the 26 weeks ended March 27, 2016 compared to the 26 weeks ended March 29, 2015 is primarily due to the $30.6 million gain on an insurance settlement. Additionally, interest expense decreased 10.1%, or $3.8 million, due to lower debt balances, and we recognized a $1.3 million gain on the extinguishment of debt. Partially offsetting those expense reductions, $3.4 million of debt financing and administrative costs were expensed in the current year-to-date period compared to $2.6 million in the prior year-to-date period. Also, there was no impact for the change in fair value of stock warrants year-to-date; however in the prior year-to-date period we recognized a $0.8 million gain.

Income attributable to Lee Enterprises, Incorporated for the year totaled $30.5 million, compared to income of $11.6 million a year ago.

Adjusted EBITDA for the 26 weeks ended March 27, 2016 was $79.7 million or 5.2% decrease from the prior year.

ADJUSTED EARNINGS AND EPS FOR THE YEAR TO DATE

The following table summarizes the impact from unusual matters on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			26 Weeks Ended
	March 27 2016		March 29 2015
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	30,465	0.57	11,553	0.21
Adjustments:
Warrants fair value adjustment	(11)		(779)
Gain on insurance settlement	(30,646)		—
	(30,657)		(779)
Income tax effect of adjustments, net	10,726		—
	(19,931)	(0.37)	(779)	(0.01)
Income attributable to Lee Enterprises, Incorporated, as adjusted	10,534	0.20	10,774	0.20

DEBT AND FREE CASH FLOW

Debt was reduced $47.5 million in the quarter, $69.4 million year to date and $107.8 million over the last twelve months. As of March 27, 2016 the principal amount of debt was $656.5 million. We expect to continue to use substantially all our free cash flow to reduce debt.

Unlevered free cash flow in the current year quarter was $30.6 million compared to $31.2 million in the same quarter a year ago. For the 26 weeks ended March 27, 2016 and March 29, 2015, unlevered free cash flow totaled $76.6 million and $77.1 million, respectively. At March 27, 2016, liquidity, including cash and availability under our Revolving Facility(3), totaled $49.4 million compared to $31.4 million of required debt principal payments over the next twelve months.

As previously noted, of the total insurance settlement proceeds of $30.6 million received by the Company in January 2016, $20 million was used to reduce outstanding debt under its 1st Lien Term Loan and a portion of the remaining proceeds to repurchase $10 million principal amount of our Notes at a substantial discount.

CONFERENCE CALL INFORMATION

As previously announced, we will hold an earnings conference call and audio webcast later today at 9 a.m. Central Daylight Time. The live webcast will be accessible at www.lee.net and will be available for replay two hours later. Several analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. The call also may be monitored on a listen-only conference line by dialing (toll free) 888-466-4509 and entering a conference passcode of 835403 at least five minutes before the scheduled start. Participants on the listen-only line will not have the opportunity to ask questions.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 46 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 22 states. Lee's newspapers have circulation of 1.0 million daily and 1.3 million Sunday, reaching over three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock

is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;

•	Our ability to comply with the financial covenants in our credit facilities;

•	Our ability to refinance our debt as it comes due;

•	That the warrants issued in our refinancing will not be exercised;

•	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;

•	Changes in advertising and subscription demand;

•	Potential changes in newsprint, other commodities and energy costs;

•	Interest rates;

•	Labor costs;

•	Legislative and regulatory rulings;

•	Our ability to achieve planned expense reductions;

•	Our ability to maintain employee and customer relationships;

•	Our ability to manage increased capital costs;

•	Our ability to maintain our listing status on the NYSE;

•	Competition; and

•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Contact:
Charles Arms
Director of Communications
IR@lee.net
(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 Weeks Ended			26 Weeks Ended
(Thousands of Dollars, Except Per Share Data)	March 27 2016	March 29 2015	Percent Change	March 27 2016	March 29 2015	Percent Change

Advertising and marketing services:
Retail	55,966	61,334	(8.8)	126,022	138,078	(8.7)
Classified	24,527	28,511	(14.0)	50,417	58,130	(13.3)
National	5,401	5,375	0.5	12,147	12,526	(3.0)
Niche publications and other	2,837	2,797	1.4	5,782	5,113	13.1
Total advertising and marketing services revenue	88,731	98,017	(9.5)	194,368	213,847	(9.1)
Subscription	46,658	48,111	(3.0)	97,089	98,510	(1.4)
Digital services	3,414	3,061	11.5	6,730	6,197	8.6
Commercial printing	3,043	2,774	9.7	6,269	5,591	12.1
Other	4,989	4,594	8.6	10,784	9,621	12.1
Total operating revenue	146,835	156,557	(6.2)	315,240	333,766	(5.6)
Operating expenses:
Compensation	58,850	61,236	(3.9)	117,514	123,173	(4.6)
Newsprint and ink	6,053	7,661	(21.0)	12,738	16,507	(22.8)
Other operating expenses	54,107	56,866	(4.9)	112,977	117,103	(3.5)
Workforce adjustments	588	641	(8.3)	1,192	852	39.9
Cash costs	119,598	126,404	(5.4)	244,421	257,635	(5.1)
	27,237	30,153	(9.7)	70,819	76,131	(7.0)
Depreciation	4,325	4,686	(7.7)	8,652	9,301	(7.0)
Amortization	6,616	6,880	(3.8)	13,232	13,760	(3.8)
Loss (gain) on sales of assets, net	(438)	5	NM	(1,409)	(252)	NM
Equity in earnings of associated companies	2,009	1,653	21.5	4,808	4,410	9.0
Operating income	18,743	20,235	(7.4)	55,152	57,732	(4.5)
Non-operating income (expense):
Financial income	110	102	7.8	185	180	2.8
Interest expense	(16,281)	(18,403)	(11.5)	(33,423)	(37,193)	(10.1)
Debt financing and administrative costs	(2,034)	(1,493)	36.2	(3,367)	(2,595)	29.7
Gain on insurance settlement	30,646	—	NM	30,646	—	NM
Other, net	688	2,318	(70.3)	1,333	1,140	16.9
	13,129	(17,476)	NM	(4,626)	(38,468)	(88.0)
Income before income taxes	31,872	2,759	NM	50,526	19,264	NM
Income tax expense	12,389	717	NM	19,535	7,215	NM
Net income	19,483	2,042	NM	30,991	12,049	NM
Net income attributable to non-controlling interests	(255)	(242)	5.4	(526)	(496)	6.0
Income attributable to Lee Enterprises, Incorporated	19,228	1,800	NM	30,465	11,553	NM

Earnings per common share:
Basic	0.36	0.03	NM	0.57	0.22	NM
Diluted	0.36	0.03	NM	0.57	0.21	NM

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The table below reconciles the non-GAAP financial performance measure of adjusted EBITDA to net income, its most directly comparable GAAP measure:

	13 Weeks Ended		26 Weeks Ended
(Thousands of Dollars)	March 27 2016	March 29 2015	March 27 2016	March 29 2015

Net Income	19,483	2,042	30,991	12,049
Adjusted to exclude
Income tax expense	12,389	717	19,535	7,215
Nonoperating expenses, net	(13,129)	17,476	4,626	38,468
Equity in earnings of TNI and MNI	(2,009)	(1,653)	(4,808)	(4,410)
Loss (gain) on sale of assets, net	(438)	5	(1,409)	(252)
Depreciation and amortization	10,941	11,566	21,884	23,061
Workforce adjustments	588	641	1,192	852
Stock compensation	594	640	1,164	1,083
Add:
Ownership share of TNI and MNI EBITDA (50%)	2,711	2,212	6,519	5,969
Adjusted EBITDA	31,130	33,646	79,694	84,035

The table below reconciles the non-GAAP liquidity measure of unlevered free cash flow and free cash flow to net cash provided by operating activities, its most directly comparable GAAP measure:

	13 Weeks Ended		26 Weeks Ended
(Thousands of Dollars)	March 27 2016	March 29 2015	March 27 2016	March 29 2015

Net cash provided by operating activities	20,482	17,175	41,551	39,465
Adjusted to exclude
Changes in operating assets and liabilities	(5,710)	(3,536)	3,077	5,031
Changes in deferred income tax assets and liabilities	(11,636)	(122)	(18,208)	(6,411)
Add (deduct)
Income tax expense	12,389	717	19,535	7,215
Capital expenditures	(1,801)	(2,128)	(3,271)	(5,675)
Interest expense to be settled in cash	16,281	18,403	33,423	37,193
Distributions greater than TNI earnings	886	669	749	218
Cash income tax refunds (payments)	(282)	68	(271)	64
Unlevered free cash flow	30,609	31,246	76,585	77,100
Add (deduct)
Financial income	110	102	185	180
Interest expense to be settled in cash	(16,281)	(18,403)	(33,423)	(37,193)
Debt financing and administration costs paid	—	(65)	(44)	(82)
Free cash flow	14,438	12,880	43,303	40,005

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	March 27 2016	September 27 2015
Cash	16,468	11,134
Debt (Principal Amount):
1st Lien Term Loan	135,237	180,872
Notes	385,000	400,000
2nd Lien Term Loan	136,261	145,000
	656,498	725,872

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended			26 Weeks Ended
	March 27 2016	March 29 2015	Percent Change	March 27 2016	March 29 2015	Percent Change

Capital expenditures, net of insurance proceeds (Thousands of Dollars)	1,801	2,128	(15.4)	3,271	5,675	(42.4)
Newsprint volume (Tonnes)	10,978	12,462	(11.9)	23,239	26,279	(11.6)
Average full-time equivalent employees	3,947	4,312	(8.5)	4,036	4,384	(7.9)
Average common shares - basic (Thousands of Shares)	53,176	52,494	1.3	53,158	52,482	1.3
Average common shares - diluted (Thousands of Shares)	53,751	53,875	(0.2)	53,777	53,916	(0.3)
Shares outstanding at end of period (Thousands of Shares)				55,710	54,528	2.2

NOTES

(1)
This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.

(2)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•
Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. This allows users to easily compare operating performance among various fiscal periods and how management measures the performance of the business. This measure also provides users with a benchmark that can be used when forecasting future operating performance of the Company that excludes unusual, nonrecurring or one time transactions. Adjusted EBITDA is also a component of the calculation used by stockholders and analysts to determine the value of our business when using the market approach, which applies a market multiple to financial metrics. It is also a measure used to calculate the leverage ratio of the Company, which is a key financial ratio monitored and used by the Company and its investors. Adjusted EBITDA is defined as net income (loss), plus nonoperating expenses, income tax expense (benefit), depreciation, amortization, loss (gain) on sale of assets, impairment charges, workforce adjustment costs, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI and curtailment gains.

•
Adjusted Income (Loss) and Adjusted Earnings (Loss) Per Common Share are non-GAAP financial performance measures that we believe offer a useful metric to evaluate overall performance of the Company by providing financial statement users the operating performance of the Company on a per share basis excluding unusual and infrequent transactions. It is defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude both unusual matters and those of a substantially non-recurring nature.

•
Cash Costs is a non-GAAP financial performance measure of operating expenses that are settled in cash and is useful to investors in understanding the components of the Company’s cash operating costs. Generally, the Company provides forward-looking guidance of Cash Costs, which can be used by financial statement users to assess the Company's ability to manage and control its operating cost structure. Cash Costs is defined as compensation, newsprint and ink, other operating expenses and certain unusual matters, such as workforce adjustment costs. Depreciation, amortization, impairment charges, other non-cash operating expenses and other unusual matters are excluded. Cash Costs are also presented excluding workforce adjustments, which are paid in cash.

•
Unlevered Free Cash Flow and Free Cash Flow are non-GAAP liquidity measures that provide a useful view into the Company’s cash flow generation capabilities. Financial statement users can use these measures to understand the cash flow generated by the Company and that is available to service outstanding debt or return to stockholders. These measures can also used by stockholders, analysts and lenders to determine the valuation of the Company. Unlevered Free Cash Flow is defined as net cash provided by operating activities adjusted to exclude changes in operating assets and liabilities and changes in deferred income tax assets and liabilities plus income tax expense, interest expense, distributions greater than TNI earnings and cash income tax refunds, minus capital expenditures and cash income tax payments. Free Cash Flow is calculated by adding financial income and deducting interest expense settled in cash and debt financing and administrative costs paid from unlevered free cash flow.

(3)
The 1st Lien Term Loan is the $250 million first lien term loan and $40 million revolving facility under a First Lien Credit Agreement dated as of March 31, 2014. The Notes are the $400 million senior secured notes pursuant to an indenture dated March 31, 2014. The 2nd Lien Term Loan is the $150 million second lien term loan under the Second Lien Loan Agreement dated as of March 31, 2014. TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI. Lee Legacy constitutes the business of the Company, including MNI, but excluding Pulitzer Inc. and TNI.

(4)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior periods have been adjusted for comparative purposes, and the reclassifications have no impact on earnings.